EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

by and among

ONSTREAM MEDIA CORPORATION,

OSM, INC.

and

VISUAL DATA CORPORATION

Dated as of October 22, 2003

AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of October 22, 2003 (the “Agreement”), by and among ONSTREAM MEDIA CORPORATION, a Florida corporation (“ONSTREAM”), VISUAL DATA CORPORATION, a Florida corporation (“VDAT”), and OSM, INC., a Florida corporation (“SUB”), which is a direct wholly-owned subsidiary of VDAT. ONSTREAM and SUB are hereinafter sometimes collectively referred to as the “Constituent Corporations.”

RECITALS

     A.     The Boards of Directors of ONSTREAM, VDAT and SUB deem it advisable and in the best interests of each corporation and its respective shareholders that ONSTREAM and VDAT combine in order to advance their long-term business interests, all upon the terms and subject to the conditions of this Agreement.

     B.     It is intended that the combination be effected by a merger of ONSTREAM with and into SUB with ONSTREAM surviving, which for Federal income tax purposes shall be intended to be a tax-free reorganization as described in the Internal Revenue Code of 1986, as amended (the “Code”).

     NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

     Section 1.1 The Merger.

(a) In accordance with the provisions of this Agreement, the Florida Business Corporation Act (“FBCA”), at the Effective Time, ONSTREAM shall be merged (the “Merger”) with and into SUB, and ONSTREAM shall be the surviving corporation (hereinafter sometimes called the “Surviving Corporation”) and shall continue its corporate existence under the laws of the State of Florida. At the Effective Time, the separate existence of ONSTREAM shall cease.

(b) The Merger shall have the effects on ONSTREAM and SUB, as Constituent Corporations of the Merger, provided for under the FBCA.

     Section 1.2 Effective Time. The Merger shall become effective at the time of filing of, or at such later time as specified in, an agreement of merger, in the form required by and executed in accordance with the FBCA, with the Secretary of State of the State of Florida in accordance with the provisions of Sections 607.1101 and 607.1103 of the FBCA (the “Certificate of Merger”). The date and time when the Merger shall become effective is herein referred to as the “Effective Time.”

     Section 1.3 Articles of Incorporation and Bylaws of Surviving Corporation. The Articles of Incorporation and Bylaws of ONSTREAM as in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of the Surviving Corporation until thereafter amended as provided by law.

     Section 1.4 Directors and Officers of Surviving Corporation.

(a) The directors of the Surviving Corporation shall be as set forth on Schedule 1.4(a) and will hold office from and after the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation or as otherwise provided by law or until their earlier resignation or removal.

(b) The officers of the Surviving Corporation shall be as set forth on Schedule 1.4(b) and each will hold office from and after the Effective Time until their respective successors are duly appointed and qualified in the manner provided in the Bylaws of the Surviving Corporation or as otherwise provided by law or until their earlier resignation or removal.

(c) At the Effective Time, the Articles of Incorporation and/or Bylaws of VDAT shall have been amended to provide for a Board of Directors, consisting of nine (9) members, which members shall be as set forth on Schedule 1.4(c).

     Section 1.5 Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Constituent Corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Constituent Corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

ARTICLE II

CONVERSION OF SHARES

     Section 2.1 Effect on ONSTREAM Shares. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

(a) Every share of ONSTREAM’s common stock, par value $.01 per share (the “ONSTREAM Shares”), issued and outstanding immediately prior to the Effective Time, exclusive of shares of ONSTREAM’s common stock owned by VDAT, shall be converted into the right to receive the number of shares of restricted VDAT Common Stock, $.0001 par value per share (the “VDAT Common Stock”) equal to .1481 (the “Exchange Ratio”). Each share of VDAT Common Stock shall contain a legend restricting the transfer thereof in accordance with applicable securities laws.

(b) All ONSTREAM Shares shall be canceled and retired, and each certificate representing any such ONSTREAM Shares shall thereafter (i) represent only the right to receive the VDAT Common Stock issuable in exchange for such ONSTREAM Shares upon the surrender of such certificates in accordance with Sections 2.1 and 2.4 and (ii) entitle the holder thereof to vote with respect to, and receive dividends on, such number of shares of VDAT Common Stock which such holder is entitled to receive in exchange for such certificates, provided that dividends shall be paid to such holder, without interest, only upon surrender of certificates in accordance with Section 2.4. The shares of ONSTREAM common stock owned by VDAT shall be canceled.

(c) Notwithstanding anything to the contrary in this Agreement, any holder of ONSTREAM Shares who shall exercise the rights of a dissenting shareholder pursuant to and strictly in accordance with the provisions of the FBCA shall be entitled to receive only the payment therein provided for and shall not be entitled to receive VDAT Common Stock. Such payment shall be made directly by the Surviving Corporation.

(d) In the event of any change in VDAT Common Stock by reason of any stock split, reclassification, or similar event, the amounts set forth in Sections 2.1 and 2.2 shall be appropriately adjusted.

     Section 2.2 Effect on ONSTREAM Options and Warrants. Every ONSTREAM option or warrant issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive an option or warrant of VDAT based upon the Exchange Ratio. Each option and warrant will be exercisable for that number of shares of restricted VDAT Common Stock as determined by Sections 2.1(a). The exercise price of each option and warrant will be adjusted to reflect the Exchange Ratio.

     Section 2.3 SUB Common Stock. Each share of common stock, $.0001 par value, of SUB issued and outstanding immediately prior to the Effective Time shall remain outstanding.

     Section 2.4 Exchange Procedures.

(a) VDAT shall authorize its transfer agent to act as exchange agent hereunder (the “Exchange Agent”) for the purposes of exchanging certificates representing ONSTREAM Shares or ONSTREAM options or warrants and shares of VDAT Common Stock. As promptly as practicable after the Effective Time, VDAT shall deposit with the Exchange Agent, in trust for the holders of Certificates (as defined in Section 2.4(b) below), certificates representing the shares of VDAT Common Stock issuable pursuant to Section 2.1(a) in exchange for ONSTREAM Shares (the “ONSTREAM Closing Certificates”).

(b) Promptly after the Effective Time, the Exchange Agent shall mail or cause to be mailed to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented ONSTREAM Shares or ONSTREAM options or warrants (the “Certificates”), a letter of transmittal and instructions for use in effecting the surrender of the Certificates for exchange therefor. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor that number of Shares of VDAT Common Stock which such holder has the right to receive under Section 2.1(a) and such Certificate shall forthwith be canceled. If any such shares are to be issued to a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition of exchange that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such exchange shall pay any transfer or other taxes required by reason of the exchange to a person other than the registered holder of the Certificate surrendered or such person shall establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable.

(c) No dividends or other distributions with respect to the VDAT Common Stock constituting all or a portion of the consideration payable to the holders of ONSTREAM Shares shall be paid to the holder of any unsurrendered Certificate representing ONSTREAM Shares until such Certificate is surrendered as provided for in this Section 2.4. Subject to the effect of applicable laws, following such surrender, there shall be paid, without interest, to the record holder of the certificates representing VDAT Common Stock (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time payable prior to or on the date of such surrender with respect to such whole shares of VDAT Common Stock, less the amount of any withholding taxes which may be required thereon under any provision of federal, state, local or foreign tax law; provided that, such payment shall be limited to those amounts owed on the Shares, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time, but prior to the date of surrender and a payment date subsequent to the date of surrender payable with respect to such shares of VDAT Common Stock, less the amount of any withholding taxes which may be required thereon under any provision of federal, state, local or foreign tax law. VDAT shall make available to the Exchange Agent cash for these purposes. Any fractional shares shall be rounded up to the next whole share.

(d) Any portion of the VDAT Common Stock made available to the Exchange Agent pursuant to Section 2.4(a) that remains unclaimed by the holders of ONSTREAM Shares, options or warrants twenty-four (24) months after the date on which Certificates representing such shares, options or warrants were deposited with the Exchange Agent by VDAT shall be returned to VDAT, upon demand, and any such holder who has not exchanged his, her or its ONSTREAM Shares, options or warrants in accordance with this Section 2.4 prior to that time shall thereafter look only to VDAT for his, her or its claim for VDAT Common Stock, any cash in lieu of fractional shares and certain dividends or other distributions. Neither VDAT nor SUB shall be liable to any holder of ONSTREAM Shares, options or warrants with respect to any VDAT Common Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(e) If any Certificate representing ONSTREAM Shares, options or warrants shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by VDAT, the posting by such person of a bond in such reasonable amount as VDAT may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the consideration payable under Section 2.1(a) and, if applicable, any unpaid dividends and distributions on shares of VDAT Stock deliverable in respect thereof including taking account for any stock dividend, stock split or other such action relating to the VDAT shares, in each case pursuant to this Agreement.

     Section 2.5 Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of ONSTREAM or the Surviving Corporation of ONSTREAM Shares, options or warrants. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged as provided in this Article II.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF VDAT AND SUB

     VDAT and SUB jointly and severally represent and warrant to ONSTREAM as follows:

     Section 3.1 Organization. Each of VDAT and SUB is a corporation duly organized, validly existing and in good standing under the laws of its respective State of Incorporation. VDAT owns directly all of the outstanding capital stock of SUB. Each of VDAT and SUB has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Except as set forth in Schedule 3.1, each of VDAT and SUB is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualifications or licenses necessary, as indicated on Schedule 3.1, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not individually or in the aggregate have a material adverse effect on the business, operations, assets, prospects, financial condition or results of operations of VDAT and would not delay or prevent the consummation of the transactions contemplated hereby (a “VDAT Material Adverse Effect”). VDAT previously has delivered to ONSTREAM accurate and complete copies of its Articles of Incorporation and Bylaws, and SUB’s Articles of Incorporation and Bylaws, each as currently in effect. Neither of VDAT or SUB is in violation of any terms of its Articles of Incorporation or Bylaws.

     Section 3.2 Capitalization.

(a) The authorized capital stock of VDAT consists of 75,000,000 shares of VDAT Common Stock and 5,000,000 shares of VDAT preferred stock. As of September 30, 2003, there are 3,246,443 shares of VDAT Common Stock issued and outstanding and no shares held in treasury; and 257,750 shares of VDAT Class A-8 convertible preferred stock and 20,000 shares of VDAT Class A-9 convertible preferred stock outstanding. As of the date hereof, there were outstanding under the VDAT Stock Option Plans, or otherwise, VDAT Stock Options and outstanding VDAT warrants entitling the holders thereof to purchase, in the aggregate, up to the amount set forth on Schedule 3.2 of VDAT Common Stock. The capitalization of VDAT as of the date hereof is as set forth on Schedule 3.2. All shares of VDAT Common Stock to be issued at the Effective Time shall be, when issued, duly authorized and validly issued, fully paid, and nonassessable and subject to the terms of this Agreement, free from liens, charges, claims and encumbrances.

(b) The authorized capital stock of SUB consists of one hundred (100) shares of common stock, $.0001 par value, of which one hundred (100) are issued and outstanding and are validly issued, fully paid and nonassessable. All such shares are issued to VDAT. As of the date hereof, there are no outstanding SUB stock options or warrants or any other rights entitling any person to purchase capital stock of SUB.

(c) All issued and outstanding shares of VDAT and SUB have been issued in compliance with all applicable federal and state securities and blue-sky laws.

     Section 3.3 Authority. Each of VDAT and SUB has full corporate power and authority to execute and deliver this Agreement and, subject to the requisite approval of the shareholders of VDAT, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Boards of Directors of VDAT and SUB and by VDAT as the sole shareholder of SUB, and, except for the requisite approval by the shareholders of VDAT to comply with the Nasdaq Stock Market requirements, no other corporate proceedings on the part of VDAT or SUB are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. VDAT’s Board of Directors has determined that the transactions contemplated by this Agreement, including the Merger, are in the best interests of VDAT and its shareholders and, except as required in exercise of their fiduciary duty, have determined to recommend to such shareholders that they vote in favor of this Agreement and the consummation of the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by each of VDAT and SUB and, assuming this Agreement constitutes a legal, valid and binding agreement of ONSTREAM and the ONSTREAM shareholders, constitutes a legal, valid and binding agreement of VDAT and SUB, as the case may be, enforceable against each of them in accordance with its terms, except as the enforceability may be affected by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and the possible unavailability of certain equitable remedies, including the remedy of specific performance.

     Section 3.4 No Violations: Consents and Approvals. Except as set forth on Schedule 3.4:

(a) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by VDAT and SUB with any of the provisions hereof conflicts with, violates or results in any breach of (i) subject to obtaining the requisite approval of VDAT’s shareholders and the Nasdaq Stock Market, any provision of the Articles of Incorporation or Bylaws of either of VDAT or SUB, (ii) any contract, agreement, instrument or understanding to which VDAT or SUB is a party or by which VDAT, SUB or any of their respective assets or properties is bound, or (iii) subject to the requisite approval of VDAT’s shareholders and the Nasdaq Stock Market, any law, judgment, decree, order, statute, rule or regulation of any jurisdiction or governmental authority (a “Law”) applicable to VDAT or SUB or any of their respective assets or properties, excluding from the foregoing clauses (ii) and (iii) conflicts, violations or breaches which, either individually or in the aggregate, would not have an VDAT Material Adverse Effect or materially impair VDAT’s or SUB’s ability to consummate the transactions contemplated hereby or for which VDAT or SUB has received or, prior to the Merger, shall have received appropriate consents or waivers.

(b) No filing or registration with, notification to, or authorization, consent or approval of, any governmental entity is required by VDAT or SUB in connection with the execution and delivery of the Agreement or the consummation by VDAT or SUB of the transactions contemplated hereby, except (i) in connection, or in compliance, with the provisions of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Florida, (iii) filings with, and approval of, the NASDAQ in connection with obligations of VDAT hereunder, and (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings, the failure of which to be obtained or made would not, individually or in the aggregate, have an VDAT Material Adverse Effect, or materially impair the ability of VDAT or SUB to perform its obligations hereunder.

     Section 3.5 SEC Documents: VDAT Financial Statements.

(a) VDAT has filed with the Securities and Exchange Commission (“SEC”) all documents required to be filed under the Securities Act and the Exchange Act since the effective date of its initial public offering (the “VDAT SEC Documents”). As of their respective dates, the VDAT SEC Documents complied in all respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and none of the VDAT SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) As of their respective dates, the financial statements of VDAT included in the VDAT SEC Documents were prepared in accordance with GAAP applied on a consistent basis during the periods involved

(except as may be indicated therein or in the notes thereto) and present fairly the consolidated financial position of VDAT as at the dates thereof and the consolidated results of its operations and statements of cash-flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). VDAT’s balance sheet included in its Form 10-QSB for the quarter ended June 30, 2003, shall be referred to as the “VDAT Interim Balance Sheet.”

(c) VDAT has no liability or obligation of any kind (whether contingent or otherwise and whether due or to become due) except (i) as set forth on Schedule 3.5, (ii) as set forth on the VDAT Interim Balance Sheet, or (iii) as incurred in the ordinary course of business, consistent with past practice since the date of the VDAT Interim Balance Sheet.

     Section 3.6 Absence of Certain Changes. Since the date of the VDAT Interim Balance Sheet, VDAT has been operated only in the ordinary course, consistent with past practice, and there has not been any adverse change, or any event, fact or circumstance that might reasonably be expected to result in an adverse change, in either event that would have a VDAT Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth on Schedule 3.6 or in the VDAT SEC Documents, since September 30, 2002, there has not been with respect to VDAT or SUB any:

(a) sale or disposition of any material asset other than inventory in the ordinary course;

(b) payment of any dividend, distribution or other payment to any shareholder of VDAT or to any relative of any such shareholder other than payments of salary and expense reimbursements made in the ordinary course of business, consistent with past practice, for employment services actually rendered or expenses actually incurred;

(c) incurrence or commitment to incur any liability individually or in the aggregate material to VDAT, except such liabilities under VDAT’s existing credit facilities and liabilities incurred in connection with the Merger;

(d) waiver, release, cancellation or compromise of any indebtedness owed to VDAT or claims or rights against others, exceeding $50,000 in the aggregate;

(e) any change in any accounting method, principle or practice except as required or permitted by generally accepted accounting principles; or

(f) unusual or novel method of transacting business engaged in by VDAT or any change in VDAT’s accounting procedures or practices or its financial or equity structure.

     Section 3.7 Proxy Statement. None of the information regarding VDAT and SUB to be supplied by VDAT and SUB for inclusion or incorporation by reference in the proxy statement to be distributed in connection with the shareholders’ meeting of VDAT contemplated by Section 5.5 (as it may be amended or supplemented from time to time, the “Proxy Statement” will, in the case of the Proxy Statement, at the time of its mailing to shareholders of VDAT and at the time of its shareholders’ meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the circumstances when made. If at any time prior to the Effective Time any event with respect to VDAT or SUB shall occur, which is required to be described in the Proxy Statement, such event shall be so described, and an amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the shareholders of VDAT. The Proxy Statement will (with respect to VDAT) comply as to form in all material respects with the provisions of the Exchange Act.

     Section 3.8 State Antitakeover Statutes. The VDAT Board of Directors has approved this Agreement and the transactions contemplated hereby and such approval constitutes approval of the Merger and the other transactions contemplated hereby by the VDAT Board of Directors as required by the FBCA. No “business combination,” “moratorium,” “control share,” “fair price,” “interested shareholder,” affiliated transactions” or other state antitakeover statute or regulation (i) prohibits or restricts VDAT’s ability to perform its obligations under this

Agreement or to consummate the Merger or the other transactions contemplated hereby or thereby, (ii) would have the effect of invalidating or voiding this Agreement or any provision hereof, or (iii) would subject ONSTREAM to any material impediment or condition in connection with the exercise of any of its respective rights under this Agreement.

     Section 3.9 Broker’s Fees. Except as set forth on Schedule 3.9, neither VDAT nor SUB nor any of VDAT’s affiliates or their respective officers, directors or agents has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions, or financial advisory or finder’s fees in connection with any of the transactions contemplated by this Agreement.

     Section 3.10 Compliance With Laws. Except as set forth on Schedule 3.10, neither VDAT nor SUB is conducting or has conducted its business in violation of any Law, including without limitation, any law pertaining to environmental protection, occupational health or safety, or employment practices, except any law the violation of which would not have an VDAT Material Adverse Effect.

     Section 3.11 No Litigation. Except as set forth in the VDAT SEC Documents or on Schedule 3.11, there is no claim, litigation, investigation or proceeding by any person or governmental authority pending or, to VDAT’s knowledge threatened, against VDAT or SUB which would have a VDAT Material Adverse Effect. There are no pending or, to VDAT’s knowledge, threatened controversies or disputes with, or grievances or claims by, any employees or former employees of VDAT or SUB or any of their respective predecessors of any nature whatsoever, including, without limitation, any controversies, disputes, grievances or claims with respect to their employment, compensation, benefits or working conditions, except for such litigation which would not have a VDAT Material Adverse Effect.

     Section 3.12 Employee Benefits. All employee welfare benefit plans as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974 (“ERISA”), employee pension benefit plans as defined in Section 3(2) of ERISA, and all other employee benefit programs or arrangements of any type, written or unwritten (collectively, the “Plans”) maintained by VDAT or to which VDAT contributes are listed on Schedule 3.12. In addition, Schedule 3.12 separately sets forth any Plans that VDAT, or any affiliate or predecessor of VDAT, maintained or contributed to within the six years preceding the date hereof.

(a) The Plans comply, with all applicable provisions of all Laws, including, without limitation, the Code and ERISA, and have so complied during all prior periods during which any such provisions were applicable. Without limiting the foregoing, all of the Plans, and any related trust, intended to meet the requirements for tax-favored treatment under the Code (including, without limitation, Sections 401 and 501 and Subchapter B of the Chapter 1 of the Code) meets and for all prior periods has met, such requirements in all material respects.

(b) VDAT and, to its knowledge, any other party involved in the administration of any of the Plans (i) has complied in all material respects with the provisions of ERISA, the Code or other Laws, applicable to such party, whether as an employer, plan sponsor, plan administrator, or fiduciary of any of the Plans or otherwise, (including without limitation the provisions of ERISA and the Code concerning prohibited transactions), and (ii) has administered the Plans in accordance with their respective terms. VDAT has made all contributions required of it by any Law (including, without limitation, ERISA) or contract under any of the Plans and no unfunded liability exists with respect to any of the Plans.

(c) VDAT has no responsibility or liability, contingent or otherwise, with respect to any Plans or any employee benefits other than under the Plans listed on Schedule 3.12. VDAT has the right to amend or terminate, without the consent of any other person, any of the Plans, except as prohibited by law and any applicable collective bargaining agreement. Neither VDAT, nor any affiliate or predecessor of VDAT, maintains or has ever maintained or been obligated to contribute to (i) any defined benefit pension plan (as such term is defined in Section 3(35) of ERISA), (ii) any multiemployer plan (as such term is defined in Section 3(37) of ERISA), (iii) any severance plan or policy, or (iv) any arrangement providing medical or other welfare benefits to retirees or other former employees or their beneficiaries, except as required under part 6 of Subtitle B of Title I of ERISA or Section 4980B(f) of the Code (hereinafter collectively referred to as “COBRA”).

(d) There are no actions, suits or claims pending (other than routine claims for benefits) or, to VDAT’s knowledge, any actions, suits, or claims (other than routine claims for benefits) which could reasonably be expected to be asserted, against any of the Plans, or the assets thereof, or against VDAT or any other party with respect to any of the Plans.

     Section 3.13 Taxes. Except as set forth on Schedule 3.13:

(a) Except as set forth in schedule 3.13, VDAT has duly filed with the appropriate federal, state, local and foreign taxing authorities all Tax Returns (as defined below) required to be filed by or with respect to VDAT on or before the date of this Agreement. All such Tax Returns are true, correct and complete in all material respects as of the time of filing. VDAT, with respect to the federal income Tax Returns, and any other Tax Returns, has paid in full on a timely basis all Taxes (as defined below) due on such Tax Returns or such Taxes that are otherwise due, except to the extent such Tax is being contested in good faith through appropriate proceedings and, for contested Taxes only, for which adequate reserves have been established on the VDAT Interim Balance Sheet. Except as set forth on Schedule 3.13, the balance for accrued Taxes on the VDAT Balance Sheet for the payment of accrued but unpaid Taxes through the date thereof is correct and the amount of VDAT’s liability for unpaid Taxes shall not exceed such balance for accrued but unpaid Taxes of VDAT. The balance of accrued Taxes has been determined in accordance with GAAP, applied on a consistent basis. All monies that VDAT was required by Law to withhold from employees have been withheld and either timely paid to the proper governmental authority or set aside in accounts for such purposes and accrued on the books of VDAT.

(b) VDAT has never been a member of an affiliated group filing consolidated returns.

(c) (i) VDAT has not received any notice of a deficiency or assessment with respect to Taxes of VDAT from any taxing authority which has not been fully paid or finally settled, except to the extent any such deficiency or assessment is being contested in good faith through appropriate proceedings and for which adequate reserves have been established on the VDAT Interim Balance Sheet; (ii) there are no ongoing audits or examinations of any Tax Return relating to VDAT and no notice (oral or written) of audit or examination of any such Tax Return has been received by VDAT; (iii) In the last three years, the federal income Tax Returns of VDAT have not been audited by the Internal Revenue Service; and (iv) To VDAT’s knowledge, no issue has been raised (either in writing or verbally, formally or informally) on audit or in any other proceeding (and is currently pending) with respect to Taxes of VDAT by any taxing authority which, if resolved against VDAT, would have a VDAT Material Adverse Effect. VDAT has disclosed on its federal income tax returns all positions taken therein that, VDAT believes could give rise to a substantial understatement penalty within the meaning of Code Section 6662.

(d) VDAT is not (nor has it ever been) a party to any tax sharing agreement and has not assumed the liability for taxes of any other person under law or contract.

(e) VDAT (i) has not filed a consent pursuant to Code Section 341(f) nor agreed to have Code Section 341(f)(2) apply to any disposition of a subsection (f) asset (as such term is defined in Code Section 341(f)) owned by VDAT; (ii) has not agreed, or is not required, to make any adjustment under Code Section 481(a) by reason of a change in accounting method or otherwise initiated by VDAT that will affect the liability of VDAT for Taxes; (iii) has not made an election, or is required, to treat any asset of VDAT as owned by another person pursuant to the provisions of former Code Section 168(f)(8); (iv) is not now nor has ever been a party to any agreement, contract, arrangement, or plan that would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Code Section 280G; (v) has not participated in an international boycott as defined in Code Section 999; (vi) is not now nor has ever been a “foreign person” within the meaning of Code Section 1445(b)(2); (vii) is not now nor has ever been a United States real property holding corporation within the meaning of Code Section 897(c)(1)(A)(ii); and (viii) has not made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state or local tax provision.

(f) VDAT is not required to report or pay any additional Taxes from any joint venture, partnership or other arrangement or contract limited liability company that could be treated as a partnership for federal income tax purposes.

(g) For purposes of this Section 3.13, the following terms shall have the meaning given to them below:

(i) “Tax” means any of the Taxes, and “Taxes” means, with respect to VDAT, (i) all income taxes (including any tax on or based upon net income, or gross income, or income as specially defined, or earnings, or profits, or selected items of income, earnings or profits) and all gross receipts, estimated, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, environmental (including taxes under Code Section 59A), alternative, add-on minimum, custom duties, capital stock, social security (or similar), unemployment, disability, or other taxes, fees assessments, or similar charges of any kind whatsoever, together with any interest, penalty, or addition thereto, whether disputed or not, imposed by any taxing authority, and (ii) any liability for payment of any amount of the Tax described in the immediately preceding clause (i) as a result of being a “transferee” (within the meaning of Code Section 6901 or any other applicable law) of another person or successor, by contract, or otherwise, or a member of an affiliated, consolidated, or combined group.

(ii) “Tax Return” means any return, declaration, report, claim or refund, or information return or statement or other document (including any related or supporting information) filed or required to be filed with any appropriate federal, state, local and foreign governmental entity or authority (individually or collectively, “taxing authority”) or other authority in connection with the determination, assessment or collection of any Tax paid or the administration of any Laws, regulations, or administrative requirements relating to any such Tax.

     Section 3.14 Absence of Certain Business Practices. Neither VDAT nor any director, officer, employee or agent of the foregoing, nor any other person acting on its behalf, directly or indirectly, has to VDAT’s knowledge given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person which (i) might subject VDAT to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, might have had a VDAT Material Adverse Effect, or (iii) if not continued in the future, might have a VDAT Material Adverse Effect or which might subject VDAT to suit or penalty in any private or governmental litigation or proceeding.

     Section 3.15 Intellectual Property.

(a) Schedule 3.15(a) and the VDAT SEC documents sets forth a correct and complete list of (i) all U.S. and foreign trademarks, patents, service marks, trade names, copyrights, mask works and designs which are pending, applied for, granted, or registered in any country or jurisdiction of the world and are owned by VDAT and used in connection with its business; and (ii) all unregistered trademarks, patents, service marks, and trade names which are owned by VDAT and used in connection with its business. Except as set forth on Schedule 3.15(a), title to all registered intellectual property is recorded on records in the name of VDAT and, to the extent applicable, all affidavits of continued use and incontestability in respect of such registered intellectual property have been timely filed.

(b) Except as disclosed and set forth on Schedule 3.15(b), (i) VDAT owns or possesses licenses or other valid rights to use, and upon consummation of the transactions contemplated by this Agreement, the Surviving Corporation shall own or possess licenses or other valid rights to use (without the making of any payment to others or the obligation to grant rights to others in exchange), all intellectual property reasonably necessary to the conduct of the business of VDAT as currently conducted, including, without limitation, all releases required in connection with quotes, testimonials or likenesses utilized in editorial or promotional material; (ii) VDAT’s right title and interest in such intellectual property, to its knowledge, is not being opposed by any claim or demand or in any proceeding, action, litigation or order to which VDAT or any person or entity who has granted a license or other right to use intellectual property to VDAT or who has been granted a license or other right to use intellectual property by VDAT, is a party or subject, nor to the knowledge of VDAT is any such claim, demand, proceeding, action, litigation, or court order threatened; and (iii) the conduct of the business of VDAT as currently conducted does not materially infringe or conflict with any intellectual property of others.

     Section 3.16 Knowledge. The term “to VDAT’s knowledge” shall mean the actual knowledge of each director and executive officer of VDAT.

     Section 3.17 No Undisclosed Information. No provision of this Article III or any Schedule or any document or agreement furnished by VDAT contains any untrue statement of a material fact, or omits to state a material fact necessary in order to make the statement contained herein, in light of the circumstances under which such statements are made, not misleading. No preclosing investigation by ONSTREAM of VDAT, its subsidiaries, their respective assets or their business shall relieve VDAT of its indemnification or other obligations under this Agreement.

     Section 3.18 Certain Business Practice. Neither VDAT nor any directors, officers, agents or employees of VDAT (in their capacities as such) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

     Section 3.19 Required Vote of VDAT Shareholders. The affirmative vote of the holders of a majority of the outstanding shares present and voting of VDAT Common Stock is required to approve the transaction pursuant to the Rules of the Nasdaq Stock Market. The vote of the holders of a plurality of shares of VDAT Common Stock present and voting is required to approve the amendment to change the corporate name of VDAT. The affirmative vote of the holders of a majority of the outstanding shares present and voting of VDAT Common Stock is required to approve certain employee transactions. No other vote of the shareholders of VDAT is required by Law, the Articles of Incorporation or Bylaws of VDAT or otherwise in order for VDAT to consummate the Merger and the transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ONSTREAM

     ONSTREAM represents and warrants to VDAT and SUB as follows:

     Section 4.1 Organization.

(a) ONSTREAM is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. ONSTREAM is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualifications or licenses necessary, as indicated on Schedule 4.1, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not individually or in the aggregate have a material adverse effect on the business, operations, assets, prospects, financial condition or results of operations of ONSTREAM and would not delay or prevent the consummation of the transactions contemplated hereby (a “ONSTREAM Material Adverse Effect”).

(b) ONSTREAM previously has delivered to VDAT accurate and complete copies of ONSTREAM’s Certificate of Incorporation and Bylaws, each as currently in effect. ONSTREAM is not in violation of any terms of its Certificate of Incorporation or Bylaws.

     Section 4.2 Capitalization.

(a) The authorized capital stock of ONSTREAM consists of 25,000,000 shares of ONSTREAM common stock. The directors of ONSTREAM are authorized to issue one or more series of preferred shares, but have not issued any preferred shares up to the date of this Agreement. As of the date hereof, there are 18,779,688 shares of ONSTREAM common stock issued and outstanding, an agreement with a consultant to issue an additional 120,000 shares of ONSTREAM common stock over the 12-month period ending September 30, 2004, 200,000 shares held in treasury; and no shares of ONSTREAM preferred stock outstanding. As of the date hereof, there are outstanding under the ONSTREAM Stock Option Plans, all of which are listed on Schedule 4.2(a), ONSTREAM Stock Options and warrants entitling the holders thereof to purchase, in the aggregate, up to 3,060,000 ONSTREAM Shares. Except as set forth on Schedule 4.2(a), at the Effective Time, there will not be any existing options, warrants, calls, subscriptions, or other rights or other agreements or commitments obligating ONSTREAM to issue, transfer or sell any shares of capital stock of ONSTREAM or any other securities convertible into or evidencing the right to subscribe for any such shares. Neither ONSTREAM nor any subsidiary is subject to any obligation to repurchase or otherwise acquire any shares of its capital stock or other similar interest. All issued and outstanding ONSTREAM Shares are, and all ONSTREAM Shares issued and outstanding at the Effective Time shall be, duly authorized and validly issued, fully paid and non-assessable and subject to the terms of this Agreement free from all liens, charges, claims, preemptive or similar rights and encumbrances. All issued and outstanding shares of ONSTREAM have not been issued in violation of any applicable federal or state securities or blue-sky laws. All the shareholders of ONSTREAM are accredited investors as such term is defined in the Securities Act.

(b) ONSTREAM has no subsidiaries (the “Subsidiary” or “Subsidiaries”).

     Section 4.3 Authority. ONSTREAM has full corporate power and authority to execute and deliver this Agreement and, subject to the requisite approval of the Merger and the adoption of this Agreement by ONSTREAM’s shareholders, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by ONSTREAM’s Board of Directors and the Shareholder-Directors (as defined in Section 4.16) and, except for the requisite approval of the Merger and the adoption of this Agreement by ONSTREAM’s shareholders, no other corporate proceedings on the part of ONSTREAM are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. ONSTREAM’s Board of Directors has determined that the transactions contemplated by this Agreement, including the Merger, are in the best interests of ONSTREAM and its shareholders and, except as provided in Section 5.3 below, have determined to recommend to such shareholders that they vote in favor of this Agreement and the consummation of the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by ONSTREAM and, assuming this Agreement constitutes a legal, valid and binding agreement of VDAT, constitutes a legal, valid and binding agreement of ONSTREAM, enforceable against it in accordance with its terms, except as the enforceability may be affected by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and the possible unavailability of certain equitable remedies, including the remedy of specific performance.

     Section 4.4 No Violations; Consents and Approvals.

(a) Except as set forth on Schedule 4.4 (a), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by ONSTREAM with any of the provisions hereof conflicts with, violates or results in any breach of (i) subject to obtaining the requisite approval of ONSTREAM’s shareholders, any provision of the Certificate of Incorporation or Bylaws of ONSTREAM, (ii) any contract, agreement, instrument or understanding to which ONSTREAM is a party, or by which ONSTREAM or any of its assets or properties is bound, or (iii) subject to the requisite approval of ONSTREAM’s shareholders, any Law applicable to ONSTREAM or any of its respective assets or properties, excluding from the foregoing clauses (ii) and (iii) conflicts, violations or breaches which, either individually or in the aggregate, would not have a ONSTREAM Material Adverse Effect or materially impair ONSTREAM’s ability to consummate the transactions contemplated hereby. ONSTREAM shall only be required to obtain those contractual consents specifically set forth on Schedule 7.7, but shall use its reasonable best efforts to obtain all consents set forth on Schedule 4.4(a).

(b) No filing or registration with, notification to, or authorization, consent or approval of, any governmental entity is required by ONSTREAM in connection with the execution and delivery of the Agreement or the consummation by ONSTREAM of the transactions contemplated hereby, except (i) the filing of the appropriate merger documents with the Secretary of State of the State of Florida and (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings, the failure of which to be obtained or made would not, individually or in the aggregate, have a ONSTREAM Material Adverse Effect, or materially impair the ability of ONSTREAM to perform its obligations hereunder.

     Section 4.5 ONSTREAM Financial Statements.

(a) As of their respective dates, the financial statements of ONSTREAM set forth on Schedule 4.5(b) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and present fairly the consolidated financial position of ONSTREAM as at the dates thereof and the consolidated results of its operations and statements of cash-flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). ONSTREAM has a December 31 year-end. Audited financial statements for ONSTREAM will be issued at or before closing for the period ending December 31, 2002 and the period ending September 30, 2003 unless the closing takes place after the December 31, 2003, which would result in the delivery of the December 31, 2003 audited financial statements. Unaudited financial statements for the six-month period ended June 30, 2003 have been prepared. (Collectively, the financial statements set forth on Schedule 4.5(b) shall be referred to as “ONSTREAM Financial Statements”)

(b) ONSTREAM has no liability or obligation of any kind (whether contingent or otherwise and whether due or to become due) except (i) as set forth on Schedule 4.5(c), (ii) as set forth on the ONSTREAM Financial Statements, or (iii) as incurred in the ordinary course of business, consistent with past practice since the date of the ONSTREAM financial statements for the period ended June 30, 2003.

     Section 4.6 Absence of Certain Changes. Since December 31, 2002, except as set forth on Schedule 4.6, ONSTREAM has been operated only in the ordinary course, consistent with past practice, and there has not been any adverse change, or any event, fact or circumstance which might reasonably be expected to result in an adverse change, in either event that would have an ONSTREAM Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth on Schedule 4.6, since December 31, 2002, there has not been with respect to ONSTREAM any:

(a) sale or disposition of any material asset other than inventory in the ordinary course;

(b) payment of any dividend, distribution or other payment to any shareholder of ONSTREAM or to any relative of any such shareholder other than payments of salary and expense reimbursements made in the ordinary course of business, consistent with past practice, for employment services actually rendered or expenses actually incurred;

(c) incurrence or commitment to incur any liability individually or in the aggregate material to ONSTREAM, except such liabilities under ONSTREAM’s existing credit facilities and liabilities incurred in connection with the Merger;

(d) waiver, release, cancellation or compromise of any indebtedness owed to ONSTREAM or claims or rights against others, exceeding $25,000 in the aggregate;

(e) any change in any accounting method, principle or practice except as required or permitted by generally accepted accounting principles;

(f) unusual or novel method of transacting business engaged in by ONSTREAM or any change in ONSTREAM’s accounting procedures or practices or its financial or equity structure;

(g) any issuance or sale of any stock, notes, bonds or other securities or pursuant to the exercise of outstanding securities, or entering into any agreement with respect thereto;

(h) any amendment to ONSTREAM’s Certificate of Incorporation or Bylaws;

(i) other than in the ordinary course of business consistent with past practice, any (x) purchase, sale, assignment or transfer of any material assets, (y) mortgage, pledge or existence of any lien, encumbrance or charge on any material assets or properties, tangible or intangible, except for liens for taxes not yet delinquent and such other liens which do not, individually or in the aggregate, have a ONSTREAM Material Adverse Effect;

(j) any incurrence of any material liability (absolute or contingent), except for current liabilities and obligations incurred in the ordinary course of business consistent with past practice;

(k) any incurrence of any damage, destruction or similar loss, whether or not covered by insurance, materially affecting the business or properties of ONSTREAM; or

(l) any entering into any transaction of a material nature other than in the ordinary course of business, consistent with past practice.

     Section 4.7 Proxy Statement. None of the information regarding ONSTREAM to be supplied by ONSTREAM for inclusion or incorporation by reference in the Proxy Statement will, in the case of the Proxy Statement, at the time it is first mailed to shareholders of VDAT and at the time of its shareholder meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the circumstances when made. If at any time prior to the Effective Time any event with respect to ONSTREAM shall occur which is required to be described in the Proxy Statement, such event shall be so described, and an amendment or supplement shall be promptly filed with the SEC and, as required by law disseminated to the shareholders of VDAT. The Proxy Statement will (with respect to ONSTREAM) comply as to form in all material respects with the provisions of the Exchange Act.

     Section 4.8 State Antitakeover Statutes. The ONSTREAM Board of Directors has approved this Agreement and the transactions contemplated hereby and such approval constitutes approval of the Merger and the other transactions contemplated hereby by the ONSTREAM Board of Directors as required by the FBCA. No “business combination,” “moratorium,” “control share,” “fair price,” “interested shareholder,” affiliated transactions” or other state antitakeover statute or regulation (i) prohibits or restricts ONSTREAM’s ability to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated hereby or thereby, (ii) would have the effect of invalidating or voiding this Agreement or the Voting Agreement or any provision hereof, or (iii) would subject VDAT or SUB to any material impediment or condition in connection with the exercise of any of their respective rights under this Agreement.

     Section 4.9 Broker’s Fees. Except as set forth on Schedule 4.9, neither ONSTREAM nor any of its affiliates or their respective officers, directors or agents has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions, financial advisory or finder’s fees in connection with any of the transactions contemplated by this Agreement.

     Section 4.10 Compliance With Laws. ONSTREAM and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, establishment registrations, product listings, permits, easements, variances, exceptions, consents, certificates, identification and registration numbers, approvals and orders of any governmental entity necessary for ONSTREAM and its Subsidiaries to own, lease and operate their properties or otherwise to carry on their business as it is now being conducted (collectively the “ONSTREAM Permits”), except where the failure to be in possession of any such ONSTREAM Permit would not have a ONSTREAM Material Adverse Effect. As of the date of this Agreement, none of the ONSTREAM Permits have been suspended or canceled nor is any such suspension or cancellation pending or, to the knowledge of ONSTREAM, threatened, nor has ONSTREAM or any of its Subsidiaries received from any governmental entity any written notification with respect to possible conflicts, defaults or violations of laws in respect of such ONSTREAM Permits, except in each case, where it would not have a ONSTREAM Material Adverse Effect. Neither ONSTREAM nor any of its Subsidiaries is in conflict with, or in default or violation of (i) any law applicable to ONSTREAM or its Subsidiaries or by which any property or asset of ONSTREAM or its Subsidiaries is bound or affected except where any such conflict, default or violation would not have a ONSTREAM Material Adverse Effect, or (ii) any ONSTREAM Permits except where any such conflict, default or violation would not have an ONSTREAM Material Adverse Effect. Schedule 4.10 sets forth, as of the date of this Agreement, all actions, proceedings or investigations pending, or, to the knowledge of ONSTREAM, threatened against ONSTREAM or any of its Subsidiaries that could reasonably be expected to result in the suspension or cancellation of any ONSTREAM Permit.

     Section 4.11 No Litigation. Except as set forth on Schedule 4.11, there is no claim, litigation, investigation or proceeding by any person or governmental authority pending or, to ONSTREAM’s knowledge threatened, against ONSTREAM that would have a ONSTREAM Material Adverse Effect. Except as set forth on Schedule 4.11, there are no pending or, to ONSTREAM’s knowledge, threatened controversies or disputes with, or grievances or claims by, any employees or former employees of ONSTREAM or any of its respective predecessors of any nature whatsoever, including, without limitation, any controversies, disputes, grievances or claims with respect to their employment, compensation, benefits or working conditions, except for such controversies, disputes, grievances or claims which would not have a ONSTREAM Material Adverse Effect.

     Section 4.12 Employee Benefits.

(a) All employee welfare benefit plans as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974 (“ERISA”), employee pension benefit plans as defined in Section 3(2) of ERISA, and all other employee benefit programs or arrangements of any type, written or unwritten (collectively, the “Plans”) maintained by ONSTREAM or to which ONSTREAM contributes are listed on Schedule 4.12(a). In addition, Schedule 4.12(a) separately sets forth any Plans that ONSTREAM, or any affiliate or predecessor of ONSTREAM, maintained or contributed to within the six years preceding the date hereof.

(b) The Plans comply, with all applicable provisions of all Laws, including, without limitation, the Code and ERISA, and have so complied during all prior periods during which any such provisions were applicable. Without limiting the foregoing, all of the Plans, and any related trust, intended to meet the requirements for tax-favored treatment under the Code (including, without limitation, Sections 401 and 501 and Subchapter B of the Chapter 1 of the Code) meets and for all prior periods has met, such requirements in all material respects.

(c) ONSTREAM and, to its knowledge, any other party involved in the administration of any of the Plans (i) has complied in all material respects with the provisions of ERISA, the Code or other Laws, applicable to such party, whether as an employer, plan sponsor, plan administrator, or fiduciary of any of the Plans or otherwise, (including without limitation the provisions of ERISA and the Code concerning prohibited transactions), and (ii) has administered the Plans in accordance with their respective terms. ONSTREAM has made all contributions required of it by any Law (including, without limitation, ERISA) or contract under any of the Plans and no unfunded liability exists with respect to any of the Plans.

(d) ONSTREAM has no responsibility or liability, contingent or otherwise, with respect to any Plans or any employee benefits other than under the Plans listed on Schedule 4.12(a). ONSTREAM has the right to amend or terminate, without the consent of any other person, any of the Plans, except as prohibited by law and any applicable collective bargaining agreement. Neither ONSTREAM, nor any affiliate or predecessor of ONSTREAM, maintains or has ever maintained or been obligated to contribute to (i) any defined benefit pension plan (as such term is defined in Section 3(35) of ERISA), (ii) any multiemployer plan (as such term is defined in Section 3(37) of ERISA), (iii) other than as set forth on Schedule 4.12(a), any severance plan or policy, or (iv) any arrangement providing medical or other welfare benefits to retirees or other former employees or their beneficiaries, except as required under part 6 of Subtitle B of Title I of ERISA or Section 4980B(f) of the Code (hereinafter collectively referred to as “COBRA”).

(e) There are no actions, suits or claims pending (other than routine claims for benefits) or, to ONSTREAM’s knowledge, any actions, suits, or claims (other than routine claims for benefits) which could reasonably be expected to be asserted, against any of the Plans, or the assets thereof, or against ONSTREAM or any other party with respect to any of the Plans.

(f) Schedule 4.12(f) contains a list setting forth the name and current annual salary and other compensation payable to each Significant ONSTREAM Employee (as defined below), and the profit sharing, bonus or other form of additional compensation paid or payable by ONSTREAM or any Subsidiary to or for the benefit of each such person for the current fiscal year. Schedule 4.12(f) sets forth summaries of all oral employment or consulting or similar arrangements regarding any Significant ONSTREAM Employee which are not terminable without liability on thirty (30) days’ or less prior notice and lists all written employment and consulting agreements with respect to any Significant ONSTREAM Employee. There is not due or owing and there will not be due and owing at the Effective Time to any ONSTREAM employees, any sick pay, severance pay (whether arising out of the termination of any ONSTREAM employee prior to, on, or subsequent to the Effective Time), compensable time or pay, including salary, commission and bonuses, personal time or pay or vacation time or vacation pay attributable to service rendered on or prior to the Effective Time, except as disclosed in Schedule 4.12(f) and other than claims made in the ordinary course of business consistent with past practice. Except as disclosed on Schedule 4.11 or Schedule 4.12(f), neither ONSTREAM nor any of its Subsidiaries have, any liability arising out of claims made or suits brought (including workers’ compensation claims and claims or suits for contribution to, or indemnification of, third parties, occupational health and safety, environmental, consumer protection or equal employment matters) for injury, sickness, disease, discrimination, death or termination of employment of any Significant ONSTREAM Employee, or other employment matter to the extent attributable to an event occurring or a state of facts existing on or prior to the date hereof. For purposes hereof “Significant ONSTREAM Employee” means any employee of ONSTREAM or any of its Subsidiaries who (i) is an officer, (ii) owns over 50,000 options to purchase capital stock of ONSTREAM, (iii) has an employment contract with ONSTREAM or any of its Subsidiaries which calls for annual compensation in excess of $50,000 or (iv) is compensated at an annual rate greater than $50,000.

     Section 4.13 Taxes.

(a) ONSTREAM has duly filed with the appropriate federal, state, local and foreign taxing authorities all Tax Returns (as defined below) required to be filed by or with respect to ONSTREAM on or before the date hereof. All such Tax Returns are true, correct and complete in all material respects as of the time of filing. ONSTREAM, with respect to the federal income Tax Returns, and any other Tax Returns, has paid in full on a timely basis all Taxes (as defined below) due on such Tax Returns or such Taxes that are otherwise due, except to the extent such Tax is being contested in good faith through appropriate proceedings and, for contested Taxes only, for which adequate reserves have been established on the ONSTREAM Interim Balance Sheet. Except as set forth on Schedule 4.13, the balance for accrued Taxes on the ONSTREAM Interim Balance Sheet for the payment of accrued but unpaid Taxes through the date thereof is correct and the amount of ONSTREAM’s liability for unpaid Taxes shall not exceed such balance for accrued but unpaid Taxes of ONSTREAM. The balance of accrued Taxes has been determined in accordance with GAAP, applied on a consistent basis. All monies, which ONSTREAM was required by Law to withhold from employees, have been withheld and either timely paid to the proper governmental authority or set-aside in accounts for such purposes and accrued on the books of ONSTREAM.

(b) ONSTREAM has never been a member of an affiliated group filing consolidated returns.

(c) (i) ONSTREAM has not received any notice of a deficiency or assessment with respect to Taxes of ONSTREAM from any taxing authority which has not been fully paid or finally settled, except to the extent any such deficiency or assessment is being contested in good faith through appropriate proceedings and for which adequate reserves have been established on the ONSTREAM Financial Statements; (ii) there are no ongoing audits or examinations of any Tax Return relating to ONSTREAM and no notice (oral or written) of audit or examination of any such Tax Return has been received by ONSTREAM; (iii) In the last three years, the federal income Tax Returns of ONSTREAM have not been audited by the Internal Revenue Service; and (iv) To ONSTREAM’s knowledge, no issue has been raised (either in writing or verbally, formally or informally) on audit or in any other proceeding (and is currently pending) with respect to Taxes of ONSTREAM by any taxing authority which, if resolved against ONSTREAM, would have a ONSTREAM Material Adverse Effect. ONSTREAM has disclosed on its federal income tax returns all positions taken therein that, ONSTREAM believes could give rise to a substantial understatement penalty within the meaning of Code Section 6662.

(d) ONSTREAM is not (nor has it ever been) a party to any tax sharing agreement and has not assumed the liability for taxes of any other person under law or contract.

(e) ONSTREAM (i) has not filed a consent pursuant to Code Section 341(f) nor agreed to have Code Section 341(f)(2) apply to any disposition of a subsection (f) asset (as such term is defined in Code Section 341(f)) owned by ONSTREAM; (ii) has not agreed, or is not required, to make any adjustment under Code Section 481(a) by reason of a change in accounting method or otherwise initiated by ONSTREAM that will affect the liability of ONSTREAM for Taxes; (iii) has not made an election, or is required, to treat any asset of ONSTREAM as owned by another person pursuant to the provisions of former Code Section 168(f)(8); (iv) is not now nor has ever been a party to any agreement, contract, arrangement, or plan that would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Code Section 280G; (v) has not participated in an international boycott as defined in Code Section 999; (vi) is not now nor has ever been a “foreign person” within the meaning of Code Section 1445(b)(2); (vii) is not now nor has ever been a United States real property holding corporation within the meaning of Code Section 897(c)(1)(A)(ii); and (viii) has not made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state or local tax provision.

(f) ONSTREAM is not required to report or pay any additional Taxes from any joint venture, partnership or other arrangement or contract limited liability company that could be treated as a partnership for federal income tax purposes.

(g) For purposes of this Section 4.13, the following terms shall have the meaning given to them below:

(i) “Tax” means any of the Taxes, and “Taxes” means, with respect to ONSTREAM, (i) all income taxes (including any tax on or based upon net income, or gross income, or income as specially defined, or earnings, or profits, or selected items of income, earnings or profits) and all gross receipts, estimated, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, environmental (including taxes under Code Section 59A), alternative, add-on minimum, custom duties, capital stock, social security (or similar), unemployment, disability, or other taxes, fees assessments, or charges of any kind whatsoever, together with any interest, penalty, or addition thereto, whether disputed or not, imposed by any taxing authority, and (ii) any liability for payment of any amount of the Tax described in the immediately preceding clause (i) as a result of being a “transferee” (within the meaning of Code Section 6901 or any other applicable law) of another person or successor, by contract, or otherwise, or a member of an affiliated, consolidated, or combined group.

(ii) “Tax Return” means any return, declaration, report, claim or refund, or information return or statement or other document (including any related or supporting information) filed or required to be filed with any appropriate federal, state, local and foreign governmental entity or authority (individually or collectively, “taxing authority”) or other authority in connection with the determination, assessment or collection of any Tax paid or payable by the Group or the administration of any Laws, regulations, or administrative requirements relating to any such Tax.

     Section 4.14 Absence of Certain Business Practices. Neither ONSTREAM nor any director, officer, employee or agent of the foregoing, nor any other person acting on its behalf, directly or indirectly, has to ONSTREAM’s knowledge given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person which (i) might subject ONSTREAM to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, might have had a ONSTREAM Material Adverse Effect, or (iii) if not continued in the future, might have a ONSTREAM Material Adverse Effect or which might subject ONSTREAM to suit or penalty in any private or governmental litigation or proceeding.

     Section 4.15 Intellectual Property.

(a) Schedule 4.15(a) sets forth a correct and complete list of (i) all U.S. and foreign trademarks, patents, service marks, trade names, internet domain names, copyrights, mask works and designs which are pending, applied for, granted, or registered in any country or jurisdiction of the world and are owned by ONSTREAM and used in connection with its business; (ii) all unregistered trademarks, patents, service marks, and trade names which are owned by ONSTREAM and used in connection with its business; and (iii) all licenses, contracts, permissions and other agreements relating to the business to which ONSTREAM is a party relating in any way to rights in any of the foregoing. Except as set forth on Schedule 4.15(a), title to all registered intellectual property is recorded on records in the name of ONSTREAM and, to the extent applicable, all affidavits of continued use and incontestability in respect of such registered intellectual property have been timely filed.

(b) Except as disclosed and set forth on Schedule 4.15(b), (i) ONSTREAM owns or possesses licenses or other valid rights to use, and upon consummation of the transactions contemplated by this Agreement, the Surviving Corporation shall own or possess licenses or other valid rights to use (without the making of any payment to others (other than applicable license or other fees) or the obligation to grant rights to others in exchange), all intellectual property necessary to the conduct of the business of ONSTREAM as currently conducted, including, without limitation, all releases required in connection with quotes, testimonials or likenesses utilized in editorial or promotional material; in each case, other than to the extent that the failure to own or possess licenses or valid rights would not result in a ONSTREAM Material Adverse Effect, (ii) ONSTREAM’s right title and interest in such intellectual property is not being opposed by any claim or demand or in any proceeding, action, litigation or order to which ONSTREAM or any person or entity who has granted a license or other right to use intellectual property to ONSTREAM or who has been granted a license or other right to use intellectual property by ONSTREAM, is a party or subject, nor to the knowledge of ONSTREAM, is any such claim, demand, proceeding, action, litigation, or court order threatened; and (iii) the conduct of the business of ONSTREAM as currently conducted does not materially infringe or conflict with any intellectual property of others.

(c) All employees who have contributed to or participated in the conception and development of ONSTREAM intellectual property on behalf of ONSTREAM and its Subsidiaries have executed agreements with respect thereto. All such personnel have either (i) been a party to a “work-for-hire” arrangement or agreement with ONSTREAM in accordance with applicable laws that has accorded ONSTREAM full, effective, exclusive and original ownership of all tangible and intangible property thereby arising, or (ii) have executed appropriate instruments of assignment in favor of ONSTREAM or its Subsidiaries as assignee that have conveyed to ONSTREAM or its Subsidiaries effective and exclusive ownership of all tangible and intangible property thereby arising.

(d) ONSTREAM is not, nor as a result of the execution or delivery of this Agreement, or performance of ONSTREAM’s obligations hereunder, will ONSTREAM or any of its Subsidiaries be, in violation of any license, sublicense, agreement or instrument relating to ONSTREAM intellectual property to which ONSTREAM or any of its Subsidiaries is a party or otherwise bound except any violation that would not result in a

ONSTREAM Material Adverse Effect, nor will execution or delivery of this Agreement, or performance of ONSTREAM’s obligations hereunder, cause the diminution, termination or forfeiture of any material ONSTREAM intellectual property.

     Section 4.16 Required Vote of ONSTREAM Shareholders. The agreement of the holders of a majority of the outstanding ONSTREAM Shares and the affirmative vote of holders of ONSTREAM Shares other than VDAT and the Shareholder-Directors is required to approve the Merger. No other vote of the shareholders of ONSTREAM is required by Law, the Certificate of Incorporation or Bylaws of ONSTREAM or otherwise in order for ONSTREAM to consummate the Merger and the transactions contemplated hereby.

     Section 4.17 Knowledge. The term “to ONSTREAM’s knowledge” shall mean the actual knowledge of each director and officer of ONSTREAM excluding Randy Selman and Alan Saperstein.

     Section 4.18 No Undisclosed Information. No provision of this Article IV or any Schedule or any document or agreement furnished by ONSTREAM or the ONSTREAM shareholders contains any untrue statement of a material fact, or omits to state a material fact necessary in order to make the statement contained herein, in light of the circumstances under which such statements are made, not misleading. No preclosing investigation by VDAT of ONSTREAM, its subsidiaries, their respective assets or their business shall relieve ONSTREAM’s shareholders of their indemnification or other obligations under this Agreement.

     Section 4.19 Contracts. Except for the contracts and agreements described in Schedule 4.19 (the “Listed Contracts”), neither ONSTREAM nor any Subsidiary is a party to any of the following:

(a) any agreement or contract for the purchase of materials, supplies, equipment or services involving in the case of any such contract more than $25,000 per annum;

(b) any contract that expires more than one year after the date of this Agreement or any contract that may be renewed at the option of any person other than ONSTREAM or any of its Subsidiaries so as to expire more than one year after the date of this Agreement;

(c) any trust indenture, mortgage, promissory note, loan agreement or other contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP in excess of $25,000;

(d) any contract for capital expenditures in excess of $25,000 in the aggregate;

(e) any contract limiting the freedom of ONSTREAM or any of its Subsidiaries to engage in any line of business or to compete with any other corporation, partnership, limited liability company, trust, individual or other entity, or any confidentiality, secrecy or nondisclosure contract or any contract that may be terminable as a result of VDAT’s status as a competitor of any party to such contract;

(f) any contract pursuant to which ONSTREAM is a lessor of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property, pursuant to which payments in excess of $10,000 remain outstanding;

(g) any contract with an Affiliate as defined in Section 5.11;

(h) any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other person other than customary customer agreements made in the ordinary course of business; or

(i) any employment contract, arrangement or policy (including without limitation any collective bargaining contract or union agreement) which may not be immediately terminated without penalty (or any augmentation or acceleration of benefits).

     ONSTREAM and its Subsidiaries have performed all of the obligations required to be performed by them and are entitled to all benefits under, and are not in default, or to ONSTREAM’s knowledge, alleged to be in default in respect of any Listed Contract, except as may be provided on Schedule 4.19 and except for any defaults which, individually or in the aggregate, would not have a ONSTREAM Material Adverse Effect. Each of the Listed Contracts is valid and binding and in full force and effect, and there exists no default or event of default or event, occurrence, condition or act, with respect to ONSTREAM or any of its Subsidiaries, or to the knowledge of ONSTREAM, with respect to the other contracting party, which with the giving of notice, the lapse of the time or the happening of any other event or conditions, would become a default or event of default under any Listed Contract, except as may be provided on Schedule 4.19 and except for any defaults which, individually or in the aggregate, would not have a ONSTREAM Material Adverse Effect.

     Section 4.20 Affiliate. Schedule 4.20 sets forth the name and address of each person who is, in ONSTREAM’s reasonable judgment, an Affiliate of ONSTREAM (as such term is used in Rule 145 under the Securities Act).

ARTICLE V

COVENANTS

     Section 5.1 Conduct of Business of ONSTREAM. Except as contemplated by this Agreement or as expressly agreed to in writing by the other party, during the period from the date of this Agreement to the Effective Time, ONSTREAM will conduct its operations substantially as presently operated and only in the ordinary course of business, in a normal manner consistent with past practices and will use commercially reasonable efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it and will take no action which would adversely affect its ability to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement, prior to the Effective Time, ONSTREAM will not, without the prior written consent of VDAT:

(a) amend its Certificate of Incorporation or Bylaws;

(b) authorize for issuance, issue, sell, deliver, grant any options for, or otherwise agree or commit to issue, sell or deliver any shares of its capital stock or any securities convertible into shares of its capital stock, other than pursuant to and in accordance with the terms of its stock option plans;

(c) recapitalize, split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock; or purchase, redeem or otherwise acquire any shares of its own capital stock;

(d) (i) create, incur, assume, maintain or permit to exist any long-term debt or any short-term debt for borrowed money other than under existing lines of credit, relating to purchase money security interests or obligations as a lessee under leases recorded as capital leases, each as incurred in the ordinary course of business; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of business and consistent with past practices; or (iii) make any loans, advances or capital contributions to, or investments in, any other person;

(e) (i) increase in any manner the rate of compensation of any of its directors, officers or other employees; or (ii) pay or agree to pay any bonus, pension, retirement allowance, severance or other employee benefit except as required under currently existing employee benefit plans;

(f) sell or otherwise dispose of, or encumber, or agree to sell or otherwise dispose of or encumber, any assets other than inventory in the ordinary course of business;

(g) enter into any other agreement, commitment or contract, except agreements, commitments or contracts for the purchase, sale or lease of goods or services in the ordinary course of business consistent with past practice;

(h) authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with respect to, any (i) plan of liquidation or dissolution, (ii) acquisition of a material amount of assets or securities, (iii) disposition of a material amount of assets or securities or (iv) material change in its capitalization, or enter into a material contract or any amendment or modification of any material contract or release or relinquish any material contract right;

(i) engage in any unusual or novel method of transacting business or change any accounting procedure or practice or its financial structure; or

(j) authorize or enter into any formal or informal agreement or otherwise make any commitment to do any of the foregoing or to take any action which would make any of the representations or warranties of ONSTREAM contained in this Agreement untrue or incorrect or prevent ONSTREAM from performing or cause ONSTREAM not to perform its covenants hereunder in any material respect or result in any of the conditions to the Merger set forth herein not being satisfied.

     Section 5.2 Intentionally left blank.

     Section 5.3 No Solicitation. ONSTREAM agrees that, prior to the Effective Time, except as provided below it shall not, and shall not authorize or permit any of its directors, officers, employees, agents or representatives to, directly or indirectly, solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to any Transaction Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Transaction Proposal or agree to or endorse any Transaction Proposal or authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to take any such action. For purposes of this Agreement, “Transaction Proposal” shall mean any of the following (other than the transactions between ONSTREAM, VDAT and SUB contemplated by this Agreement) involving ONSTREAM: (i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of twenty percent (20%) or more of the assets of ONSTREAM, in a single transaction or series of transactions; (iii) any offer for, or the acquisition (or right to acquire) of “beneficial ownership” by any person, “group” or entity (as such terms are defined under Section 13(d) of the Securities Exchange Act of 1934), of twenty percent (20%) or more of the outstanding shares of capital stock of ONSTREAM or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement by ONSTREAM of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

     Section 5.4 Access to Information.

(a) From the date of this Agreement until the Effective Time, ONSTREAM will provide VDAT and VDAT will provide ONSTREAM, and their respective lenders and authorized representatives (including counsel, environmental and other consultants, accountants and auditors) full reasonable access during normal business hours to all facilities, personnel and operations and to all books and records of ONSTREAM, VDAT and SUB, will permit the other party to make such inspections as it may reasonably require (including without limitation any air, water or soil testing or sampling deemed necessary) and will cause its officers to furnish the other party with such financial and operating data and other information with respect to its business and properties as the other party may from time to time reasonably request.

(b) VDAT and ONSTREAM will hold and will cause their representatives to hold in confidence, all documents and information furnished in connection with this Agreement, other than documents or information which (i) are available to the public, (ii) are or become known by VDAT or ONSTREAM from a source other than ONSTREAM or VDAT, as the case may be, other than by a breach of a confidentiality obligation owed to ONSTREAM or VDAT, respectively, or (iii) are required by law to be disclosed.

     Section 5.5 Proxy Statement. VDAT shall file with the SEC as soon as is reasonably practicable after the execution of this Agreement and completion of the financing required to consummate the Merger, a Proxy Statement. ONSTREAM shall cooperate with VDAT with regard to such filing. VDAT and ONSTREAM shall use all commercially reasonable efforts to have the Proxy Statement declared effective by the SEC as promptly as practicable. VDAT shall use its reasonable best efforts to obtain, prior to the Effective Time, any and all necessary state securities law or “Blue Sky” permits or approvals in connection with the issuance of VDAT Common Stock in the Merger. VDAT shall advise ONSTREAM, promptly after it receives notice thereof, of any request from the SEC with respect to amending the Proxy Statement or for additional information.

     Section 5.6 Shareholders’ Meetings. ONSTREAM and VDAT shall each, as soon as reasonably practicable following the date hereof and in any event within 45 days after the Proxy Statement is permitted to be sent to shareholders, establish a record date for, duly call, give notice of, convene and hold (and reconvene and hold if adjourned for any reason) a special meeting of its stockholders for the purpose of voting to approve this Agreement and the Merger and the other transactions contemplated hereby, including in the case of VDAT, the amendment of VDAT’s Articles of Incorporation to provide for a change in VDAT’s corporate name, and including, in the case of ONSTREAM, the termination of the ONSTREAM Shareholders Agreement. ONSTREAM and VDAT shall, through their respective Boards of Directors, recommend to their shareholders approval of such matters and will coordinate and cooperate with respect to the timing of such meetings and shall use all commercially reasonable efforts to hold such meetings on the same day and as soon as practicable after the date hereof.

     Section 5.7 Reasonable Efforts; Other Actions. ONSTREAM, VDAT and SUB each shall use all commercially reasonable efforts promptly to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate under applicable Law to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) the taking of any actions required to qualify the Merger treatment as a tax-free reorganization, and (ii) the obtaining of all necessary consents, approvals or waivers under their respective material contracts.

     Section 5.8 Public Announcements. Before issuing any press release or otherwise making any public statement with respect to the Merger, VDAT, SUB and ONSTREAM will consult with each other as to its form and substance and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law (it being agreed that the parties hereto are entitled to disclose all requisite information concerning the transaction in any filings required with the SEC).

     Section 5.9 Notification of Certain Matters. Each of ONSTREAM and VDAT shall give prompt notice to the other party of (i) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by it subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the financial condition, properties, businesses or results of operations of ONSTREAM or VDAT, as the case may be, to which it is a party or is subject, (ii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, (iii) any material adverse change in their respective financial condition, properties, businesses or results of operations or the occurrence of any event which is reasonably likely to result in any such change, or (iv) the occurrence or existence of any event which would, or could with the passage of time or otherwise, make any representation or warranty contained herein untrue; provided, however, that the delivery of notice pursuant to this Section 5.9 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. Each party shall use its best efforts to prevent or promptly remedy the same.

     Section 5.10 Expenses. Except as otherwise provided herein, VDAT and SUB, on the one hand, and ONSTREAM, on the other hand, shall bear their respective expenses incurred in connection with the Merger, including, without limitation, the preparation, execution and performance of this Agreement, the Proxy Statement/Prospectus and the transactions contemplated hereby, including all fees and expenses of its representatives, counsel and accountants.

     Section 5.11 Affiliates. Schedule 4.20 lists all persons who, as of the date hereof, may be deemed to be “affiliates” of ONSTREAM for purposes of Rule 145 under the Securities Act (the “Affiliates”). ONSTREAM shall advise VDAT in writing of any other persons who become Affiliates prior to the Effective Time. ONSTREAM shall cause each person who is so identified as an Affiliate to deliver to VDAT, prior to the Effective Time, a written agreement substantially in the form of Exhibit 5.11 hereto.

     Section 5.12 Stock Exchange Listing. VDAT shall prepare and submit to the Nasdaq Stock Market a listing application covering the shares of VDAT Common Stock issuable in the Merger and shares issuable upon exercise of the Options and Warrants, and shall use its commercially reasonable efforts to obtain, prior to the Effective Time, approval for the listing of such shares, subject to official notice of issuance.

     Section 5.13 State Antitakeover Laws. If any “fair price” or “control share acquisition” statute or other similar antitakeover regulation shall become applicable to the transactions contemplated hereby, VDAT and ONSTREAM and their respective Board of Directors shall use their reasonable best efforts to grant such approvals and to take such other actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and shall otherwise use their reasonable best efforts to eliminate the effects of any such statute or regulation on the transactions contemplated hereby.

     Section 5.14 Satisfaction of Conditions. ONSTREAM agrees to use its best efforts to cause each of the conditions set forth in Article VII to VDAT and SUB proceeding with the Closing to be satisfied on or before the Closing Date. VDAT and SUB agree to use their respective best efforts to cause each of the conditions set forth in Article VIII to ONSTREAM proceeding with the Closing to be satisfied on or before the Closing Date.

ARTICLE VI

CONDITIONS TO THE OBLIGATIONS OF VDAT, SUB AND ONSTREAM

     The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing of each of the following conditions, any one or more of which may be waived in a writing signed by each of VDAT, SUB and ONSTREAM:

     Section 6.1 Intentionally omitted.

     Section 6.2 Shareholder Approval. The requisite vote of the shareholders of ONSTREAM and VDAT necessary to consummate the transactions contemplated by this Agreement shall have been obtained.

     Section 6.3 Consents and Approvals. All necessary consents and approvals of any United States or any other governmental authority required for the consummation of the transactions contemplated by this Agreement shall have been obtained.

     Section 6.4 Listing. The VDAT Common Stock issuable in the Merger shares issuable upon exercise of the Options and Warrants) shall have been authorized for listing on the Nasdaq Stock Market System.

     Section 6.5 Capital. Funding of at least $6,500,000 must be committed to VDAT prior to the Merger, the proceeds of which will be used to fund the combined entities following the Effective Time. The form of funding can be all debt, all equity or any combination of debt and equity that is reasonably satisfactory to both ONSTREAM and VDAT.

ARTICLE VII

CONDITIONS TO THE OBLIGATIONS OF VDAT AND SUB

     The obligation of VDAT and SUB to effect the Merger and to perform under this Agreement is subject to the fulfillment on or before to the Closing Date of the following additional conditions, any one or more of which may be waived, in writing, by VDAT and SUB:

     Section 7.1 Representations Accurate. The representations and warranties of ONSTREAM contained herein shall be true and correct on the date of this Agreement and at and on the Closing Date in all respects as though such representations and warranties were made at and on such date, except those representations and warranties that speak as of a specific date.

     Section 7.2 Performance. ONSTREAM shall have complied, in all material respects, with all agreements, obligations and conditions required by this Agreement to be complied with by it on or prior to the Closing Date.

     Section 7.3 Officer’s Certificate. VDAT and SUB shall have received a duly executed certificate signed by the President or Chairman of ONSTREAM certifying as to (i) compliance with the conditions set forth in Sections 7.1 and 7.2; (ii) the accuracy and completeness of the Bylaws of ONSTREAM and the director and shareholder resolutions of ONSTREAM approving this Agreement, the Merger and the transactions contemplated hereby; and (iii) the identity and authority of the officers and other persons executing documents on behalf of ONSTREAM.

     Section 7.4 Certified Certificate of Incorporation. VDAT and SUB shall have received a certificate of the Secretary of State of the State of Florida certifying the Certificate of Incorporation of ONSTREAM and all amendments thereof, dated not more than ten (10) days prior to the Closing Date.

     Section 7.5 Good Standing. VDAT shall have received a certificate of good standing, or its equivalent, dated no more than ten (10) days prior to the Closing Date, from the State of incorporation of ONSTREAM and each other State in which ONSTREAM is qualified to do business as set forth on Schedule 4.1.

     Section 7.6 Legal Action. There shall be no pending or threatened legal action or inquiry which challenges the validity or the legality of or seeks or could reasonably be expected to prevent, delay or impose conditions on the consummation of the Merger or would otherwise restrict VDAT’s or the Surviving Corporation’s exercise of full rights to own and operate the business of ONSTREAM subsequent to the Effective Time.

     Section 7.7 Consents. VDAT and SUB shall have received copies of consents set forth on Schedule 7.7 necessary for ONSTREAM to execute, deliver and perform this Agreement and consummate the Merger.

     Section 7.8 ONSTREAM Documents. VDAT and SUB shall have received an executed copy of the legal opinion of ONSTREAM’s legal counsel, which legal opinion will be in a form and substance reasonably acceptable to VDAT and its counsel.

     Section 7.9 Dissenting Shares. On the Closing Date, the aggregate number of ONSTREAM Shares with respect to which the holders shall be dissenting shareholders entitled to relief under FBCA shall not exceed five percent (5%) of all outstanding ONSTREAM Shares.

     Section 7.10 Material Adverse Change. There shall have been no material adverse change in the business, operations, assets, prospects, financial condition or results of operations of ONSTREAM.

     Section 7.11 Agreements with Affiliates. VDAT and SUB shall have received from each person who is an Affiliate under Section 5.11 an executed copy of the written agreement referred to in Section 5.11 and such agreements shall be in full force and effect and there shall be no breach, or in existence any facts which with passage of time or otherwise could constitute a breach, thereof.

     Section 7.12 Certificate of Merger. ONSTREAM shall have delivered to VDAT the Certificate of Merger as executed by duly authorized officers of ONSTREAM.

     Section 7.13 Injunction Illegality. No preliminary or permanent injunction, or other order decreed by any federal or state court that prevents the consummation of this Agreement shall have been issued and remain in effect (each party agrees to use its reasonable efforts to have any such injunction, order or decree lifted). No governmental authority shall have enacted any statute, rule or regulation that would prevent consummation of this Agreement or make the merger illegal.

     Section 7.14 Employment Contracts. VDAT or the Surviving Corporation shall have entered into employment agreements with the persons set forth on Schedule 7.14 (on the general terms and conditions of such agreements as set forth thereon) in form and substance reasonably satisfactory to VDAT.

     Section 7.15 Fairness Opinion. VDAT shall have obtained a fairness opinion from an investment banking firm that the transaction is fair to the shareholders of VDAT.

     Section 7.16 Voting Agreement. VDAT shall have entered into a proxy and voting agreement with David Glassman and Clifford Friedland in the form of Exhibit 7.16 attached hereto.

     Section 7.17 Opinion. VDAT and SUB shall have received an executed copy of the legal opinion of ONSTREAM’s legal counsel, which legal opinion will be in a form and substance reasonably acceptable to VDAT and its counsel.

     Section 7.18 General. All required action hereunder shall have been taken by ONSTREAM in connection with the consummation of the transactions contemplated hereby, and all certificates, opinions and other documents required to affect the Merger and the transactions contemplated herein shall be reasonably satisfactory in form and substance to VDAT.

ARTICLE VIII

CONDITIONS TO THE OBLIGATIONS OF ONSTREAM

     The obligations of ONSTREAM to effect the Merger and to perform under this Agreement is subject to the fulfillment on or before the Closing Date of the following additional conditions, any one or more of which may be waived, in writing, by ONSTREAM:

     Section 8.1 Representations Accurate. The representations and warranties of VDAT and SUB contained herein shall be true and correct on the date of this Agreement and at and on the Closing Date in all respects as though such representations and warranties were made at and on such date, except those representations and warranties that speak as of a specific date.

     Section 8.2 Performance. VDAT and SUB shall have complied, in all material respects, with all agreements, obligations and conditions required by this Agreement to be complied with by them on or prior to the Closing Date.

     Section 8.3 Compliance Certificate. ONSTREAM shall have received a certificate signed by the President or Chairman of each of VDAT and SUB certifying as to (i) compliance with the conditions set forth in Sections 8.1 and 8.2; (ii) the accuracy and completeness of the Bylaws of SUB and, as applicable, the director and shareholder resolutions of VDAT and SUB approving this Agreement, the Merger and the transactions contemplated hereby; and (iii) the identity and authority of the officers and other persons executing documents on behalf of VDAT and SUB.

     Section 8.4 Certified Articles of Incorporation. ONSTREAM shall have received certificates of the Secretary of State of the State of Florida certifying the Articles of Incorporation of VDAT and the Articles of Incorporation of SUB and all amendments thereof, dated not more than ten (10) days prior to the Closing Date.

     Section 8.5 Good Standing. ONSTREAM shall have received a certificate of good standing, or its equivalent, dated no more than ten (10) days prior to the Closing Date, from the state of incorporation of VDAT and SUB and each other state in which VDAT and SUB are qualified to do business, which states are set forth on Schedule 8.5.

     Section 8.6 Legal Action. There shall be no pending or threatened legal action or inquiry which challenges the validity or legality of or seeks or could reasonably be expected to prevent, delay or impose conditions on the consummation of the Merger.

     Section 8.7 Consents. ONSTREAM shall have received copies of consents of all third parties necessary for VDAT to execute, deliver and perform this Agreement and consummate the Merger.

     Section 8.8 Certificate of Merger. SUB shall have delivered to ONSTREAM the Certificate of Merger, executed by duly authorized officers of SUB.

     Section 8.9 Injunction Illegality. No preliminary or permanent injunction, or other order decreed by any federal or state court that prevents the consummation of this Agreement shall have been issued and remain in effect (each party agrees to use its reasonable efforts to have any such injunction, order or decree lifted). No governmental authority shall have enacted any statute, rule or regulation that would prevent consummation of this Agreement or make the merger illegal.

     Section 8.10 Employment Contracts. VDAT or the Surviving Corporation shall have entered into employment agreements with the persons set forth on Schedule 7.14 (on the general terms and conditions of such agreements as set forth thereon) in form and substance reasonably satisfactory to VDAT.

     Section 8.11 Expenses. The expenses listed on Schedule 8.11 shall have been paid at or prior to the Closing Date.

     Section 8.12 General. All required action hereunder shall have been taken by VDAT in connection with the consummation of the transactions contemplated hereby, and all certificates, opinions and other documents required to affect the Merger and the transactions contemplated herein shall be reasonably satisfactory in form and substance to ONSTREAM.

ARTICLE IX

INTENTIONALLY LEFT BLANK

ARTICLE X

CLOSING

     Section 10.1 Time and Place. Subject to the provisions of Articles VI, VII, VIII, IX and XI, the closing of the Merger (the “Closing”) shall take place at the offices of Adorno & Yoss, P.A., as soon as practicable, but in no event later than the second business day after the date on which each of the conditions set forth in Articles VI, VII and VIII (other than those conditions that by their nature are to be satisfied at the Closing but subject to such conditions) have been satisfied or waived, in writing, by the party or parties entitled to the benefit of such conditions; or at such other place, at such other time, or on such other date as VDAT, SUB and ONSTREAM may, in writing, mutually agree. The date on which the Closing actually occurs is herein referred to as the “Closing Date.”

     Section 10.2 Filings at the Closing. Subject to the provisions of Articles VI, VII, VIII and XI hereof, ONSTREAM, VDAT and SUB shall cause to be executed and filed at the Closing the Certificate of Merger and shall cause the Certificate of Merger to be recorded in accordance with the applicable provisions of the FBCA and shall take any and all other lawful actions and do any and all other lawful things necessary to cause the Merger to become effective.

ARTICLE XI

TERMINATION AND ABANDONMENT

     Section 11.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of ONSTREAM and VDAT:

(a) by mutual consent of VDAT and ONSTREAM;

(b) by either VDAT or ONSTREAM, if any court of competent jurisdiction in the United States or other governmental body in the United States shall have issued an order (other than a temporary restraining order), decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action shall have become final and nonappealable;

(c) by either VDAT or ONSTREAM, if the requisite shareholder approvals of the shareholders of either VDAT or ONSTREAM are not obtained at a meeting of shareholders duly called and held therefor; or

(d) by either VDAT or ONSTREAM if a merger shall not have been consummated by March 31, 2004, provided that a party in material breach of this Agreement may not terminate this Agreement.

     Section 11.2 Termination by VDAT. This Agreement may be terminated and the Merger may be abandoned, at any time prior to the Effective Time, before or after the approval of the shareholders of VDAT or ONSTREAM, by VDAT if (a) ONSTREAM shall have failed to comply in any material respect with any of the covenants or agreements contained in Articles I, II and V of this Agreement to be complied with by ONSTREAM at or prior to such date of termination, (b) there exists a breach of any representation or warranty of ONSTREAM contained in this Agreement such that the closing conditions set forth in Article VII would not be satisfied, provided, however, that with respect to either (a) or (b), if such failure or breach is capable of being cured prior to the Effective Time, such failure or breach shall not have been cured within fifteen (15) days of delivery to ONSTREAM of written notice of such failure or breach, or (c) the Board of Directors of ONSTREAM shall furnish or disclose nonpublic information or negotiate, explore or communicate in any way with a third party with respect to any Transaction Proposal in violation of this Agreement, or shall have resolved to do any of the foregoing.

     Section 11.3 Termination by ONSTREAM. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the shareholders of VDAT or ONSTREAM, by ONSTREAM, if (a) VDAT or SUB shall have failed to comply in any material respect with any of the covenants or agreements contained in Articles I, II and V of this Agreement to be complied with by VDAT or SUB at or prior to such date of termination, (b) there exists a breach of any representation or warranty of VDAT or SUB contained in this Agreement such that the closing conditions set forth in Article VIII would not be satisfied, provided, however, that, with respect to either (a) or (b), if such failure or breach is capable of being cured prior to the Effective Time, such failure or breach shall not have been cured within fifteen (15) days of delivery to VDAT or SUB of written notice of such failure or breach.

     Section 11.4 Procedure for Termination. In the event of termination and abandonment of the Merger by VDAT or ONSTREAM pursuant to this Article XI, written notice thereof shall forthwith be given to the other.

     Section 11.5 Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article XI, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement, except as provided in this Schedule 11.5 and in Sections 5.10 and 5.4(b) hereof.

ARTICLE XII

SURVIVABILITY; INVESTIGATIONS

     Section 12.1 Survival of Representations and Warranties and Covenants. The representations, warranties and covenants (other than any covenants which by their terms continue for more than one (1) year after the Effective Time which will continue in accordance with such terms) of ONSTREAM, VDAT and SUB shall survive for two (2) years after the Effective Time.

     Section 12.2 Investigation. The respective representations and warranties of VDAT, SUB and ONSTREAM contained herein or in any certificate or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto.

ARTICLE XIII

MISCELLANEOUS

     Section 13.1 Notices. All notices shall be in writing delivered as follows:

     If to VDAT or SUB, to:

Visual Data Corporation 1291 S.W. 29th Avenue Pompano Beach, FL 33069 Attention: Randy S. Selman

With a copy to:

Adorno & Yoss, P.A. 350 East Las Olas Boulevard, Suite 1700 Fort Lauderdale, FL 33301 Attention: Joel D. Mayersohn, Esq.

     If to ONSTREAM, to:

Onstream Media Corporation 1291 S.W. 29th Avenue Pompano Beach, FL 33069 Attention: Clifford Friedland

With a copy to:

Attention:

or to such other address as may have been designated in a prior notice pursuant to this Section. Notices shall be deemed to be effectively served and delivered (a) when delivered personally; (b) when given by telephone facsimile against confirmation (with a copy mailed by first-class U.S. mail); (c) one (1) business day following deposit with a recognized national air courier service; or (d) three (3) business days after being deposited in the United States mail in a sealed envelope, postage prepaid, return receipt requested, to the appropriate party.

     Section 13.2 Binding Effect. Except as may be otherwise provided herein, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Except as otherwise specifically provided in this Agreement, nothing in this Agreement is intended or will be construed to confer on any person other than the parties hereto any rights or benefits hereunder.

     Section 13.3 Headings. The headings in this Agreement are intended solely for convenience of reference and will be given no effect in the construction or interpretation of this Agreement.

     Section 13.4 Exhibits and Schedules. The exhibits and schedules referred to in this Agreement will be deemed to be a part of this Agreement.

     Section 13.5 Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed an original, and all of which together will constitute one and the same document.

     Section 13.6 Governing Law. This Agreement will be governed by the laws of the State of Florida without regard to conflict of laws principles thereof.

     Section 13.7 Waivers. Compliance with the provisions of this Agreement may be waived only by a written instrument specifically referring to this Agreement and signed by the party waiving compliance. No course of dealing, nor any failure or delay in exercising any right, will be construed as a waiver, and no single or partial exercise of a right will preclude any other or further exercise of that or any other right.

     Section 13.8 Pronouns. The use of a particular pronoun herein will not be restrictive as to gender or number but will be interpreted in all cases as the context may require.

     Section 13.9 Time Periods. Any action required hereunder to be taken within a certain number of days will be taken within that number of calendar days unless otherwise provided; provided, however, that if the last day for taking such action falls on a weekend or a holiday, the period during which such action may be taken will be automatically extended to the next business day.

     Section 13.10 Modification. No supplement, modification or amendment of this Agreement will be binding unless made in a written instrument that is signed by all of the parties hereto and that specifically refers to this Agreement.

     Section 13.11 Entire Agreement. This Agreement and the agreements and documents referred to in this Agreement or delivered hereunder are the exclusive statement of the agreement among the parties concerning the subject matter hereof. All negotiations among the parties are merged into this Agreement, and there are no representations, warranties, covenants, understandings, or agreements, oral or otherwise, in relation thereto among the parties other than those incorporated herein and to be delivered hereunder.

     Section 13.12 Severability. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby. To the extent permitted by applicable law, each party waives any provision of law that renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

VISUAL DATA CORPORATION

By: /s/ Randy Selman

President and CEO

ONSTREAM MEDIA CORPORATION

By: /s/ Clifford Friedland

CEO

OSM, INC.

By: /s/ Randy Selman

President and CEO